AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1996
                           REGISTRATION NO. 333-11013


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  MASTEC, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                           1623                        59-1259279
(State or other jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)      Classification Code Number)         Identification No.)



                              3155 N.W. 77TH AVENUE
                            MIAMI, FLORIDA 33122-1205
                                 (305) 599-1800

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              JOSE M. SARIEGO, ESQ.
                     SENIOR VICE PRESIDENT - GENERAL COUNSEL
                                  MASTEC, INC.
                              3155 N.W. 77TH AVENUE
                            MIAMI, FLORIDA 33122-1205
                                 (305) 599-2314

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT IN LIGHT OF THE COMPANY'S NEEDS AND GENERAL MARKET CONDITIONS.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]




         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [X]
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                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                             OFFERING PRICE       AGGREGATE            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE         PER SHARE(2)         OFFERING PRICE(2)    REGISTRATION
TO BE REGISTERED                        REGISTERED(1)                                                  FEE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock ($.10 par value)           1,000,000 shares     $29.125            $29,125,000            $26,115
-------------------------------------------------------------------------------------------------------------------

----------
(1) Reduced from 2,600,000 originally registered.

(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the Common Stock, $.10 par value, of the Registrant on the Nasdaq National Market on August 26, 1996.

(3) Previously paid on August 28, 1996 on the basis of 2,600,000 shares originally registered.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION,
                             DATED DECEMBER 12, 1996

                                1,000,000 SHARES

                                  MASTEC, INC.
                                  COMMON STOCK

    MasTec, Inc. (the "Company") may from time to time offer for sale its Common Stock, $.10 par value ("Common Stock"), in amounts, at prices and on other terms to be determined at the time of sale and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). The Common Stock is to be offered directly by the Company for the purpose of funding its growth strategy, including making acquisitions, funding working capital, capital expenditures and other general corporate purposes. The Company also may use the net proceeds of any offering of Common Stock to reduce certain indebtedness, subject to reborrowing. The specific terms under which the Common Stock is being offered in connection with delivery of this Prospectus will be set forth in a future Prospectus Supplement and will include the specific number of shares of Common Stock to be issued and the issuance price per share.

    The Common Stock may be offered directly, through agents designated from time to time by the Company, to or through underwriters or dealers, or through a combination of these methods. If any agents, underwriters or dealers are involved in the sale of the Common Stock, their names, and any applicable fee, commission or discount arrangement with them, as well as the estimated net proceeds to the Company from such sale, will be set forth in or will be calculable from the information set forth in a Prospectus Supplement. See "Plan of Distribution" for a description of possible indemnification arrangements for any such agents, underwriters or dealers.

    This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this Prospectus is December __, 1996.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "PLAN OF DISTRIBUTION."

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market under the symbol "MASX." Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17th Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:


    The Company's Annual Report on Form 10-K for the year ended December 31,
    1995;


    The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1996 and September 30, 1996;

    The Company's Current Reports on Form 8-K filed April 1, May 15, and July 15, 1996; and

    The Company's Proxy Statement for its 1996 Annual Meeting of Stockholders filed April 29, 1996.

    Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated by reference into this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) specifically modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO MASTEC, INC., 3155 N.W. 77TH AVENUE, SUITE 135, MIAMI, FLORIDA 33122-1205, TELEPHONE (305) 599-1800, ATTENTION: NANCY J. DAMON, CORPORATE SECRETARY, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) THAT HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.
                                        4

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING ANY SHARES.

    THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS. CERTAIN STATEMENTS INCLUDED IN THIS PROSPECTUS ARE FORWARD-LOOKING, SUCH AS STATEMENTS REGARDING THE COMPANY'S GROWTH STRATEGY. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS IN THE FUTURE TO DIFFER SIGNIFICANTLY FROM RESULTS EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS MADE BY, OR ON BEHALF OF, THE COMPANY. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, UNCERTAINTIES RELATING TO THE COMPANY'S RELATIONSHIPS WITH KEY CUSTOMERS AND IMPLEMENTATION OF THE COMPANY'S GROWTH STRATEGY. THESE AND OTHER RISKS ARE DETAILED BELOW AS WELL AS IN OTHER DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION.

DEPENDENCE ON KEY CUSTOMERS


    For the year ended December 31, 1995, Sintel and the Company derived a substantial portion of their revenue from the provision of telecommunications infrastructure services to certain key customers. Approximately 88% of Sintel's revenue was derived from services performed for Telefonica and its affiliates, and approximately 42% of the Company's revenue from continuing operations was derived from services performed for BellSouth. On a pro forma basis, after giving effect to the Sintel Acquisition, 52% of the Company's revenue from continuing operations for the year ended December 31, 1995 would have been derived from services performed for Telefonica, and 17% of its revenue would have been derived from services performed for BellSouth. Although the Company's strategic plan envisions diversification of its customer base, the Company anticipates that it will continue to be dependent on Telefonica and its affiliates and BellSouth for a significant portion of its revenue. There are a number of factors that could adversely affect Telefonica or BellSouth and their ability or willingness to fund capital expenditures in the future, which in turn could negatively affect the Company, including the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally.

RISKS INHERENT IN GROWTH STRATEGY

    The Company has grown rapidly through the acquisition of other companies, including Sintel. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance, however, that the Company will be able to continue to identify and acquire appropriate businesses or obtain financing for such acquisitions on satisfactory terms. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company, and in integrating existing operations with new acquisitions. The Company's growth strategy also assumes there will continue to be significant increases in demand for telecommunications infrastructure services. There can be no assurance, however, that such demand will materialize. The Company's anticipated growth may place significant demands on the

Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to successfully integrate new companies into its operations. Future acquisitions by the Company could result in potentially dilutive issuances of securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability.

CERTAIN RISKS ASSOCIATED WITH SINTEL


    HISTORICAL NET LOSSES


    During 1993, 1994 and 1995, Sintel experienced net losses of $22.5 million, $5.6 million, and $15.6 million, respectively (based on the average exchange rate for each period). In 1991, 1992 and 1993 Telefonica significantly reduced its capital expenditure for telecommunications infrastructure construction services. During these years, Sintel was unable to adjust its cost structure to keep pace with the resultant decline in revenue, primarily due to the high cost of service and restrictive Spanish labor laws. However, Sintel was able to negotiate reductions in its workforce in 1993, 1994 and 1995 at a cost of $24 million, $4.3 million and $30.1 million, respectively. The Company intends to continue to reduce Sintel's cost structure to maintain and improve profitability. There can be no assurance that the Company's efforts will be successful or that other factors such as greater than anticipated reductions in demand or prices for Sintel's services or greater than anticipated labor costs will not have a material adverse effect on Sintel's financial condition or business prospects.

    LABOR RELATIONS


    Substantially all of Sintel's work force in Spain is unionized. A new labor agreement with Sintel's employee representatives has been executed with a term expiring in March 1997. There can be no assurance that future labor agreements with Sintel's employee representatives can be negotiated successfully or on favorable terms. Sintel has suffered strikes and work stoppages in the past, none of which has had a material adverse effect on Sintel. Future strikes or work stoppages, or the failure to negotiate a labor agreement on competitive terms, could have a material adverse effect on Sintel.


    NON-MAJORITY CONTROL OF LATIN AMERICAN AFFILIATES

    Sintel owns 50% or less of the affiliates through which it does business in Argentina, Chile and Peru. As a result, the Company may not be able to cause these companies to pay dividends and other distributions and its lack of majority control may inhibit the Company's ability to implement strategies that it favors.


RISKS OF INVESTMENT IN FOREIGN OPERATIONS


    The Company's current and future operations and investments in certain foreign countries are generally subject to the risks of political, economic or social instability, including the possibility of expropriation, currency devaluation, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or limitations on the repatriation of investment income, capital and other assets. The Company cannot predict whether any of such factors will occur in the future or the extent to which such factors would have a material adverse effect on the Company's international operations.

CURRENCY EXCHANGE RISKS

    The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company attempts to balance its foreign currency denominated assets and liabilities as a means of hedging its balance sheet currency risk, but there can be no assurance that this balance can be maintained. In addition, the Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company's businesses are managed by a small number of key executive officers, including Jorge Mas, the Company's President and Chief Executive Officer, and Jorge L. Mas, the Company's Chairman. The loss of services of certain of these executives could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's success may also be dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.

COMPETITION

    The Company competes with other independent contractors in most of the markets in which it operates. While the Company believes that it has greater expertise, experience and resources than its competitors in many of the markets in which it operates, there are relatively few barriers to entry into such markets and, as a result, any business that has access to adequate financing and persons who possess technical expertise may become a competitor of the Company. Because of the highly competitive bidding environment in the United States for the services provided by the Company, the price of a contractor's bid has often been the deciding factor in determining whether such contractor was awarded a master contract or a contract for a particular project. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to the Company's services, or that the Company will be able to maintain and enhance its competitive position.

    The Company also faces competition from the in-house service organizations of RBOCs, which employ personnel who perform some of the same types of services as those provided by the Company. Although a significant portion of these services is currently outsourced, there can be no assurance that existing or prospective customers of the Company will continue to outsource telecommunications infrastructure services in the future.

TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data face potential displacement by various technologies, including wireless technologies such as direct broadcast satellite television and cellular telephony. An increase in the use of such technologies could, over the long term, have an adverse effect on the Company's wireline operations.

CONTROLLING STOCKHOLDERS

    After giving effect to the sale of the Common Stock offered hereby, Jorge Mas, the Company's President and Chief Executive Officer, and his father, Jorge
L. Mas, the Company's Chairman, together with other family members, will continue to beneficially own more than 50% of the outstanding shares of Common Stock of the Company. Accordingly, they will have the effective power to control the election of the Company's directors and to effect certain fundamental corporate transactions.

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of shares by existing stockholders under Rule 144 of the Securities Act or the issuance of shares of Common Stock upon the exercise of options could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. The Company has registered 800,000 shares of Common Stock for issuance upon exercise of options granted to its employees under the Company's 1994 Stock Incentive Plan and an additional 400,000 shares of Common Stock for issuance upon the exercise of options granted to its non-employee directors under the Company's 1994 Stock Option Plan for Non-Employee Directors. Options to purchase approximately 132,000 shares are currently exercisable. The Company has also filed a shelf registration statement on Form S-4 covering 500,000 shares of Common Stock to be used solely for future acquisitions. No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sales will have on the market price of shares of Common Stock prevailing from time to time.

ANTI-TAKEOVER PROVISIONS

    The Company's certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law (the "DGCL") may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board of Directors of the Company has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, and to take other actions that may have the effect of delaying or preventing a change of control of the Company without the action of its stockholders.

                                   THE COMPANY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

    MasTec, Inc. (together with its subsidiaries and affiliates, "MasTec" or the "Company") is one of the world's largest contractors specializing in the build-out of telecommunications infrastructure. The Company's principal business consists of the design, installation, and maintenance of the outside physical plant for telephone and cable television communications systems ("outside plant services"), including the installation of aerial, underground and buried copper, coaxial and fiber optic cable networks and the construction of wireless antenna networks for telecommunication service companies such as local exchange carriers, long-distance carriers, competitive access providers, cable television operators and cellular phone companies. The Company also installs central office switching equipment ("switching"), and provides design, installation and maintenance of integrated voice, data and video local area networks and wide area networks inside buildings ("inside wiring"). The Company believes it is the largest independent contractor providing telecommunications infrastructure construction services in the United States and Spain and one of the largest in Argentina, Chile and Peru.

    The Company is able to provide a full range of infrastructure services to its telecommunications company customers. Domestically, the Company provides outside plant services to local exchange carriers such as BellSouth Telecommunications, Inc. ("BellSouth"), U.S. West Communications, Inc., SBC Communications, Inc., United Telephone of Florida, Inc. (a subsidiary of Sprint Corporation) and GTE Corp. MasTec currently has 20 exclusive, multi-year service contracts ("master contracts") with regional bell operating companies ("RBOCs") and other local exchange carriers to provide all of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas. Internationally, the Company provides outside plant services, turn-key switching system installation and inside wiring services to Telefonica de Espana, S.A. ("Telefonica") under multi-year contracts similar to those in the U.S. Telefonica has committed to award Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel"), a recently acquired subsidiary of the Company, a minimum of 75 billion Spanish pesetas ("Peseta") of work in Spain over a three-year period commencing January 1, 1996 at market prices (anticipated to be approximately $200 million per annum based on current exchange rates).

    The Company also provides outside plant services to long distance carriers such as MCI Communications Corporation and Sprint Corporation, competitive access providers such as MFS Communications Company, Inc., Sprint Metro and MCI Metro (the local telephone subsidiaries of Sprint and MCI), cable television operators such as Time Warner, Inc., Continental Cablevision, Inc. and Media One, and wireless communications providers such as PCS Primeco and Sprint Spectrum, L.P. Inside wiring services are being provided by the Company to large corporate customers such as First Union National Bank, IBM, Medaphis Corp., Smith Barney, Inc. and Dean Witter Reynolds, Inc. and to universities and government agencies.

    The Company also provides infrastructure services to public utilities and the traffic control and highway safety industry, and provides general construction and project management services to state and local governments.

    The telecommunications industry which the Company services is undergoing fundamental changes in most markets throughout the world. The Telecommunications Act of 1996 in the United

States, agreements among participating countries in the European Community and privatization and regulatory initiatives in South and Central America are removing barriers to competition. In addition, growing customer demand for enhanced voice, video and data telecommunications have increased bandwidth requirements and highlighted network bandwidth limitations in many markets.

         The Company believes that these industry trends will create increased demand for telecommunications infrastructure services in four ways.

/bullet/ Increased customer demand for bandwidth will compel services providers to upgrade existing networks to broadband technologies such as fiber optic cable.

/bullet/ Competitive pressures will force existing service providers to attempt to reduce their cost structures, leading to increased outsourcing of outside plant services to lower cost independent contractors.

/bullet/ New service providers in previously monopolistic markets will ultimately require their own infrastructure.

/bullet/ Deployment of more powerful multi-media computers in business will increase the demand for inside wiring services to install communications networks with greater bandwidth capacity.

         The Company believes that it is well positioned to capitalize on these trends and is pursuing a strategy of growth in its core business through internal expansion and strategic acquisitions. The Company believes that the volume of business generated under existing contracts will increase as a result of the anticipated general increase in demand for its services. In addition, the Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to achieve economies of scale provide competitive advantages in bidding for and winning new contracts for telecommunication infrastructure projects.

         The Company also plans to continue to make strategic acquisitions. In April 1996, MasTec acquired Sintel, the largest telecommunications infrastructure contractor in Spain, from Telefonica, the sole provider of public switched telephony in Spain (the "Sintel Acquisition"). The Sintel Acquisition has positioned the Company to take advantage of increased competition coming to Europe and the rapid upgrading of telecommunications services expected in Latin America. In the United States, the Company is continuing to pursue opportunities to acquire selected operators that will enable the Company to expand its geographic coverage and customer base without the risks and expense of start-up operations and to acquire additional management talent for future growth. On November 22, 1996, the Company acquired substantially all of the assets of Harrison-Wright Company, Incorporated, a North Carolina telecommunications contractor.

         The principal executive offices of the Company are located at 3155 N.W. 77th Avenue, Miami, Florida, 33122-1205, telephone (305) 599-1800.

                                 USE OF PROCEEDS

         Unless otherwise described in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of Common Stock to fund its growth strategy, including making acquisitions, funding working capital needs, capital expenditures and other general corporate purposes. The Company also may repay, subject to reborrowing, a portion of its credit facility with Shawmut Capital Corporation (n/k/a Fleet Capital Corporation), its revolving credit facility with a wholly-owned finance subsidiary of Telefonica, or other indebtedness. These facilities have been used for working capital purposes, capital expenditures and to make acquisitions and investments. See Note 4 to the Condensed Consolidated Financial Statements contained in the Company's Form 10-Q for the quqrter ended September 30, 1996 and incorporated by reference into this Prospectus for a further description of the Company's indebtedness, including these facilities.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). At December ___, 1996, there were approximately 16,800,000 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of the Company's directors eligible for election in a given year. For a description of the classification of the Board of Directors, see "--Delaware Law and Certain Provisions of Certificate of Incorporation and By-laws." The holders of Common Stock are entitled to dividends and other distributions if and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of any holder of Preferred Stock that may from time to time be outstanding. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, and there are no redemption or sinking fund provisions applicable to the Common Stock. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

         The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

PREFERRED STOCK

         The Company's Restated Certificate of Incorporation (the "Certificate") authorizes the Company's Board of Directors to issue Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock that may be outstanding, preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

DELAWARE LAW AND CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate, the Company's By-laws (the "By-laws") and Section 203 of the DGCL contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

         BUSINESS COMBINATIONS. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions,
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987.

         In addition to the requirements in Section 203 described above, the Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the Company entitled to vote at an election of directors, voting together as a single class, to approve certain business combinations proposed by an individual or entity that is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting stock of the Company. This voting requirement is not applicable to "business combinations" if either (a) the Company's Board of Directors has approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation became a holder of more than 10% of the outstanding voting stock of the Company; or (b) the transaction is proposed by a corporation of which a majority of the outstanding voting stock is owned of record or beneficially by the Company and/or any one or more of its subsidiaries. For purposes of this discussion, a "business combination" includes any merger or consolidation of the Company with or into another corporation, any sale or lease of all or any substantial part of the property and assets of the Company, or issuances of securities of the Company in exchange for sale or lease to the Company of property and assets having an aggregate fair market value of $1 million or more.

         CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Certificate provides that the number of directors of the Company shall be fixed from time to time by, or in the manner provided in, the By-laws. The By-laws provide that the number of directors will be six, the Board of Directors will be divided into three classes of directors, with each class having a number as nearly equal as possible, and that directors will serve for staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquirer obtains the controlling interest.

         Directors may be removed with or without cause by the affirmative vote of the holders of 80% of all outstanding voting stock entitled to vote. A majority of the entire Board of Directors may also remove any director for cause. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or by the stockholders.

         AUTHORIZED AND UNISSUED PREFERRED STOCK. Upon consummation of the Offering, there will be 5,000,000 authorized and unissued shares of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Certificate grants the Board of Directors broad power to establish the designations, powers, preferences and rights of each series of Preferred Stock. See "- Preferred Stock."

         STOCKHOLDER ACTION BY WRITTEN CONSENT. The By-laws provide that stockholder action can be taken only at an annual meeting or special meeting of stockholders and can only be taken by written consent in lieu of a meeting with the unanimous written consent of the stockholders.

         INDEMNIFICATION. The Certificate provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law and limits the liability of directors to the Company and its stockholders for monetary damages in certain circumstances. The Certificate also provides that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities they may incur in such capacity, whether or not the Company would have the power to indemnify against such liabilities.

DIVIDEND RESTRICTIONS

         The Company's credit facilities currently limit the Company's ability to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preference that may be applicable to any then outstanding Preferred Stock.

                              PLAN OF DISTRIBUTION

         The Company may sell the Common Stock to or through underwriters or dealers, directly to other purchasers, through agents, or through a combination of these methods of sale. Any such underwriter , dealer or agent involved in the offer and sale of the Common Stock will be named in the applicable Prospectus Supplement or Prospectus Supplements, including any such Supplement distributed for the purpose of providing pricing and other related information (a "Pricing Supplement"). The distribution may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with sales of Common Stock, underwriters may receive compensation from the Company or from purchasers of Common Stock in the form of discounts, concessions or commissions. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions and/or commissions from the underwriters and of commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters, dealers or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement or Pricing Supplement. Underwriters, dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit realized by them on resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents that participate in the distribution of Common Stock may be entitled, under agreement entered into with the Company, to indemnification against and contribution toward the payment of certain liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

         Certain of the underwriters, dealers or agents and their affiliates or associates may engage in transactions with and perform services for the Company or one or more of its subsidiaries in the ordinary course of business.

         The specific terms and manner of sale of any Common Stock offered under this Prospectus, including the place and time of delivery, will be set forth or summarized in the applicable Prospectus Supplement.

         In connection with any offering of Common Stock, certain underwriters (and any of their affiliated purchasers) who are qualified registered market makers on the Nasdaq National Market, may engage in passive market transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock in any offering. The passive market making transactions must comply with the applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and, if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                  LEGAL MATTERS

         The validity of the shares of the Common Stock offered hereby have been passed upon for the Company by Jose M. Sariego, Senior Vice President and General Counsel of the Company.

                                     EXPERTS

         The audited financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in its report with respect thereto.

         The audited financial statements of Sintel as of December 31, 1995, 1994 and 1993 and for each of the three years in the period ended December 31, 1995 incorporated by reference into this Prospectus have been audited by Arthur Andersen, independent public accountants, as stated in its report with respect thereto.

===============================================================================
    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF

                             ---------------------

                                TABLE OF CONTENTS

                                            PAGE
                                            ----

Available Information.....................   3
Information Incorporated by
  Reference...............................   4
Risk Factors  ............................   5
The Company   ............................   9
Use of Proceeds...........................  11
Description of Capital Stock..............  11
Plan of Distribution......................  14
Legal Matters.............................  15
Experts...................................  15

===============================================================================






                                  MASTEC, INC.






                              1,000,000 SHARES OF
                                  COMMON STOCK





                               ------------------

                                   PROSPECTUS

                               ------------------




                                 December__,1996

===============================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following sets forth expenses and costs payable by the Company (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement. All amounts are estimated except for the SEC registration fee and the NASD filing fee.


                                                                    AMOUNT
                                                                    ------
Registration fee under Securities Act                              $ 26,115
NASD filing fee                                                       7,573
Nasdaq fees                                                          17,500
Legal fees and expenses                                             100,000
Accounting fees and expenses                                         50,000
Blue Sky fees and expenses                                            1,500
Printing and engraving expenses                                      50,000
Registrar and transfer agent fees                                     2,500
Miscellaneous expenses                                               10,000
         Total                                                     $265,188
                                                                   ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company's By-laws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

    Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

    The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as exhibits to this registration statement:


1.1 Underwriting Agreement (to be filed as an exhibit to a Form 8-K filed subsequent to the effective date of the Registration Statement).


3.1 Certificate of Incorporation of the Company, filed as Exhibit 3(i) to Company's Registration Statement on Form S-8 (File No. 33-55327) and incorporated by reference herein.

3.2 By-laws of the Company, filed as Exhibit 3.1 to Company's Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein.


5.1  Opinion of Jose M. Sariego, Senior Vice President and General Counsel.


10.1 Stock Purchase Agreement dated June 22, 1994, between MasTec, Inc. and Designed Traffic Installation Co., filed as Exhibit 2 to the Company's Form 8-K dated July 6, 1994 and incorporated by reference herein.

10.2 Loan and Security Agreement dated January 29, 1995, between the Company and Barclays Business Credit, Inc. (n/k/a Fleet Financial Corporation), filed as Exhibit 10 to the Company's Form 8-K dated February 9, 1995 and incorporated by reference herein.

10.3 Loan Agreement dated July 14, 1995 between the Company and Devono Company Limited, filed as Exhibit 10 to the Company's Form 10-Q for the quarter ended June 30, 1995 and incorporated by reference herein.

10.4 Amendment to Loan and Security Agreement dated February 29, 1996 between the Company and Fleet Capital Corporation filed as Exhibit 10.5 to the Company's Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.5 Stock Option Agreement dated March 11, 1994 between the Company and Arthur
     B. Laffer filed as Exhibit 10.6 to the Company's Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.6 Stock Purchase Agreement dated April 1, 1996 between the Company and Telefonica de Espana, S.A., filed as Exhibit 2.1 to the Company's Form 8-K dated April 30, 1996 and incorporated by reference herein.


21.1 Subsidiaries of the Company. *

23.1 Consent of Coopers & Lybrand L.L.P.*

23.2 Consent of Arthur Andersen.

23.3 Consent of Jose M. Sariego, Senior Vice President and General Counsel (included in Exhibit 5.1 above).

24.1 Power of Attorney (included on Signature Page of original Registration Statement). *

* Previously filed.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    The undersigned registrant further undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 10, 1996.

                               MASTEC, INC.


                               /s/ EDWIN D. JOHNSON
                               -------------------------------
                               Edwin D. Johnson
                               Senior Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment
No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                                       DATE
---------                       -----                                       ----


*________                       President and Chief Executive Officer       December 10, 1996
Jorge Mas                       (Principal Executive Officer)



*__________                     Chairman of the Board                       December 10, 1996
Jorge L. Mas




*___________                    Director                                    December 10, 1996
Eliot C. Abbot




*____________                   Director                                    December 10, 1996
Arthur B. Laffer


                                      II-5






*_________________              Director                                    December 10, 1996
Samuel C. Hathorn, Jr.




*____________                   Director                                    December 10, 1996
Jose S. Sorzano




*By     /S/ JOSE M. SARIEGO
        -------------------
         Jose M. Sariego
         Attorney-in-fact




                                      II-6